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                                  EXHIBIT 23.2


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                        Independent Accountants' Consent




The Board of Directors
Provident Bancorp, Inc.:


We consent to the use in (i) Pre-Effective Amendment No. 2 to the Registration Statements on Form S-1 and Form S-4 to be filed by Provident Bancorp, Inc. with the Securities and Exchange Commission, and (ii) Pre-Effective Amendment No. 2 the Application for Conversion on Form AC to be filed by Provident Bancorp, MHC with the Office of Thrift Supervision, of our report dated October 25, 2002, with respect to the consolidated balance sheets of Provident Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002.

We consent to the filing, as an exhibit to the Form AC, of our opinion regarding the New York State income tax consequences of the Plan of Conversion and Reorganization.

We consent to the references to our firm under the headings "THE CONVERSION-Tax Aspects" and "EXPERTS" in the prospectus included in the Form S-1, Form S-4 and Form AC.

                         /s/ KPMG LLP

New York, New York
November 6, 2003